Stillwater Mining Company Starts Up New Recycling Plant; Announces Management Changes

BILLINGS, MT -- (Marketwire - August 05, 2010) - STILLWATER MINING COMPANY (NYSE: SWC) today announced the formal start-up of operations at its new Recycling Processing and Sample Plant in Columbus, Montana. At the same time, the Company announced several changes to its management structure.

The new Catalytic Converter Recycling and Sample Plant will expand the Company's capacity to recycle spent automotive and industrial catalysts and includes enhanced dust collection and pneumatic conveyance into the smelter. Adjacent to this facility the Company is currently constructing a new, state-of-the-art automated x-ray system which will allow for expedited assay of catalyst materials. Installation of the x-ray equipment should be completed in September, with system calibration continuing into the fourth quarter.

In conjunction with these changes, the Company announced the appointment of John Stark to the post of Executive Vice President and Chief Commercial Officer. In this role, Mr. Stark will assume responsibility for all of the Company's commercial activities, including the recycling business and the Metallurgical Complex located in Columbus, Montana. Mr. Stark has been with the Company in various executive capacities since 1999.

At the same time, Greg Struble, the Company's Executive Vice President and Chief Operating Officer, has announced his resignation from the Company, effective immediately, to pursue other interests. Mr. Struble joined the Company in early 2008 and has implemented a number of important management programs while at Stillwater. He initiated the Company's Get Improvement Process and directed the operational changes in late 2008 required by the sharp fall in metal prices, both of which have materially benefitted mining productivities. More recently, he led a team tasked with a broad examination of future mine development opportunities along the Stillwater Complex.

Reporting to Mr. Stark in his recycling responsibilities will be two new Company Vice Presidents, Greg Roset and Dave Shuck.

Mr. Roset has been general manager of the Company's smelter operations for nine years and has been with the Company since 1988. He has been instrumental over the past several years in establishing and developing the Company's recycling business. Operation of the new Recycling Plant will be under his direction.

Mr. Shuck has been general manager of the Company's base metal refinery operations and assay laboratory in Columbus, Montana since 2006. He joined Stillwater in 2001. He has played a key role in acquiring and adapting the new x-ray assay technology for use in the Company's laboratory facility.

Also elected Company Vice Presidents were Kris Koss and Bruce Gilbert.

Ms. Koss heads up the Company's Human Resources and Safety departments and throughout her career has been instrumental in maintaining employee focus on safe operations. She joined Stillwater in 1995 and has seen the Company's MSHA-reportable safety record improve by 75% over the last 10 years. Ms. Koss now will report directly to the Company's Chairman and CEO, Mr. Frank McAllister.

Mr. Gilbert has directed the Company's environmental department since he joined the Company in 1988. This month the Company is celebrating the 10th anniversary of its ground-breaking and very successful environmental compact, the Good Neighbor Agreement. Under this legally-binding agreement, the Company works continuously and directly with local environmental organizations to ensure community concerns are identified and addressed promptly as they arise. Mr. Gilbert will continue to report to Mr. Stark following the restructuring.

Regarding the Company's organizational changes, Frank McAllister, Stillwater's Chairman and CEO, commented, "These adjustments to our corporate structure will provide added focus on critical facets of our business. We congratulate our new vice presidents and welcome them as officers of the Company. We also express our appreciation and sincere thanks to Greg Struble for his significant contributions in helping to guide the Company operationally through a difficult economic period. We wish him all the best in his future endeavors."

McAllister continued, "With Mr. Struble's departure Kevin Shiell, Vice President and General Manager of our Stillwater Mine and Terry Ackerman, Vice President and General Manager of our East Boulder Mine, will now report directly to me. Mr. Ackerman will also continue to have responsibility for corporate planning."

Commenting on the start-up of the Recycling Plant, Mr. McAllister added, "We envision recycling as an important avenue of added growth going forward. Over the last two years the Company has made substantial investments in its recycling capabilities, thereby positioning itself as a world-class recycler and processor of precious-metal bearing materials. The start-up of operations at the Recycling Processing and Sampling Plant today, followed by completion of the Assay Plant next month, both constitute significant milestones for the Company and we are proud of our employees who have been instrumental in their conception, construction and now start-up."

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of the Republic of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Gregory A. Wing
Chief Financial Officer
406-373-8700